Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO	Don Tomoff
	Jo-Ann Stores, Inc.	Vice President, Finance
	330/656-2600	Jo-Ann Stores, Inc.
	http://www.joann.com	330/463-6815

JO-ANN STORES ANNOUNCES FIRST QUARTER EARNINGS

•	EPS increases 58% to $0.30 from first quarter last year

•	Operating margins improve on a 6.6% same-store sales gain

•	Debt repurchase and financing initiatives completed

HUDSON, OH – May 17, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2005 first quarter ended May 1, 2004. Net income for the quarter totaled $6.7 million, or $0.30 per diluted share, versus net income of $4.1 million, or $0.19 per diluted share last year.

Both fiscal years include costs related to the early redemption of debt. These costs negatively impacted pre-tax earnings by $4.2 million in the first quarter of fiscal 2005, and $3.4 million in the first quarter of fiscal 2004. The fiscal 2005 charge represents the premium paid to retire the Company’s 10-3/8% senior subordinated notes and write-off the remaining deferred debt costs on that debt.

The Company has now completed its financing initiatives for the foreseeable future. The issuance of $100 million of 7.5% senior subordinated notes was completed early in the first quarter, which enabled the Company to repurchase the remaining $64.4 million of its 10-3/8% senior subordinated notes, resulting in the $4.2 million charge discussed earlier. In addition, on April 16, 2004, the Company amended its $365 million bank credit facility, extending the term until May 2009 and reducing the commitment to $350 million.

Review of Operating Results

Net sales for the first quarter increased 8.0% to $404.9 million from $374.8 million in the prior year. Same-store net sales increased 6.6% versus 2.6% for the same period last year.

Operating profit for the first quarter was $15.0 million versus $11.6 million in the prior year’s first quarter. Operating profit represented 3.7% of sales compared to 3.1% a year ago. The primary contributor to the improvement in the operating margin was a 90 basis point increase in gross margin to 49.1% of sales versus 48.2% of sales in the first quarter of fiscal 2004. The improvement in the gross margin rate resulted from a less promotional pricing strategy, a strategy that the Company began executing in the second-half of fiscal 2004. This is the third consecutive quarter the Company has driven margin rate improvement while maintaining positive same-store sales growth.

Selling, general and administrative expenses, excluding other expenses separately identified in the statement of operations, held constant at 40.8% of sales in both periods as improvements in store expense leverage were offset by higher distribution center expenses.

Operating profit for the quarter includes $1.5 million of incremental expenses related to store pre-opening and closing costs and stock-based compensation expense.

Alan Rosskamm, chairman and chief executive officer said, “We are pleased with our financial results for the first quarter and the ongoing strategic and operational development of the Company. While we still have a lot to accomplish, particularly in the third and fourth quarters, it is satisfying to start strong. Furthermore, finalizing our financing initiatives during the first quarter further strengthens the Company’s financial platform allowing us to focus on our growth initiatives. With the opening of eight new superstores in the first quarter, we are on schedule with our fiscal 2005 planned openings of 30 superstores.”

In the first quarter, the Company opened eight superstores, one traditional store and closed 27 traditional stores.

Fiscal 2005 Outlook

Based on the strength of first quarter 2005 results, the Company is increasing its expectations for fiscal 2005 earnings per diluted share to $2.20 to $2.25, from its earlier stated guidance of $2.18 to $2.22 per diluted share.

Included in management’s fiscal 2005 earnings guidance per diluted share is approximately $8.5 to $9.0 million for the pre-tax cost of expensing stock options, as well as other equity compensation expense, which the Company reports separately in the line-item “stock-based compensation expense” in the statement of operations.

Fiscal 2005 earnings guidance for the full year excludes the pre-tax charge of $4.2 million recorded in the first quarter related to the Company’s subordinated debt refinancing.

For the second quarter, historically the Company’s weakest quarter of the year, the Company is projecting a loss of $0.02 to $0.07 per share, an improvement over last year’s second quarter loss of $0.10 per share.

Conference Call on the Web

Investors will have the opportunity to listen to the first quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our Web site at http://www.joann.com (go to the top of our home page and click on “About Jo-Ann Stores,” click on “Our Company” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the Web site at least 10 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 6515422.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 780 Jo-Ann Fabrics and Crafts traditional stores and 94 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Thirteen Weeks Ended
	May 1,	May 3,
	2004	2003
(Dollars in millions, except per share data)
Net sales	$404.9	$374.8
Cost of sales	205.9	194.3

Gross margin	199.0	180.5

Selling, general and administrative expenses	165.2	153.1
Store pre-opening and closing costs	2.9	2.1
Depreciation and amortization	9.7	9.0
Stock-based compensation expense	2.0	1.3
Debt repurchase expenses	4.2	3.4

Operating profit	15.0	11.6
Interest expense	4.1	5.0

Income before income taxes	10.9	6.6
Income tax provision	4.2	2.5

Net income	$6.7	$4.1

Net income per common share – basic	$0.31	$0.19

Net income per common share – diluted	$0.30	$0.19

Average shares and equivalents outstanding (millions)
Basic	21.8	21.3

Diluted	22.7	21.6

OTHER INFORMATION

Number of stores open at period end:
Traditional stores	780	840
Superstores	94	77

	874	917

Square footage at period end (000’s):
Traditional stores	11,325	12,105
Superstores	4,016	3,321

	15,341	15,426

Average square footage per store:
Traditional stores	14,500	14,400

Superstores	42,700	43,100

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JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	May 1,	May 3,	January 31,
	2004	2003	2004
(Dollars in millions)
Assets
Current assets:
Cash and temporary cash investments	$15.2	$26.0	$17.4
Inventories	420.1	369.1	404.6
Deferred income taxes	24.8	28.1	25.0
Prepaid expenses and other current assets	24.1	17.0	23.5

Total current assets	484.2	440.2	470.5

Property, equipment and leasehold improvements, net	201.5	183.5	203.2
Goodwill, net	26.5	26.5	26.5
Other assets	10.1	15.1	7.5

Total assets	$722.3	$665.3	$707.7

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$142.3	$136.0	$122.0
Other current liabilities	61.2	59.9	76.1

Total current liabilities	203.5	195.9	198.1

Long-term debt	106.6	124.9	113.7
Deferred income taxes	39.3	37.2	39.4
Other long-term liabilities	11.0	9.6	10.3
Shareholders’ equity	361.9	297.7	346.2

Total liabilities and shareholders’ equity	$722.3	$665.3	$707.7